Consent of Independent Public Accountants



We consent to the inclusion in this registration statement of Rampart Capital Corporation on Form SB2 of our report dated January 29, 1999, except for Note 14 as to which the date is February 12, 1999, on our examinations of the financial statements of Rampart Capital Corporation. We also consent to the reference to our firm under the caption "Experts".






PANNELL KERR FORSTER OF TEXAS, P.C.



Houston, Texas
June 28, 1999